POWER OF ATTORNEY

Know all by these presents that the undersigned, does hereby make, constitute and appoint each of Susan Rickard Hansen and Katy Murray, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Liftoff Mobile, Inc. (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4, Form 5 (including any amendments thereto), and (ii) pursuant to Rule 144 under the Securities Act of 1933, as amended, including without limitation notices on Form 144 (including any amendments thereto. The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, 5 or 144 with regard to their ownership of or transactions in securities of Liftoff Mobile, Inc., unless earlier revoked in writing. The undersigned acknowledges that Susan Rickard Hansen and Katy Murray are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended.

Signature: /s/ Tanzeen Syed

Name: Tanzeen Syed

Date: January 15, 2026